Exhibit 4.1
Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
Brighthouse Life Insurance Company of NY (“BHNY” or “our”) has one outstanding class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $10.00 per share (“common stock”). We are a wholly-owned subsidiary of Brighthouse Life Insurance Company, which holds all shares of our common stock.
Description of Common Stock
    The following description of our common stock is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our Charter, as amended (“Charter”), our Amended and Restated By-laws (“By-laws”) and the relevant provisions New York law, which define the rights of our sole stockholder. You should read our Charter and By-laws and the relevant provisions of New York law for a full description of the terms of our common stock. Our Charter and By-Laws are filed as exhibits to the Annual Report on Form 10-K of which this exhibit forms a part and incorporated by reference herein.
General
    BHNY is a New York domiciled stock life insurance company. BHNY’s authorized capital stock consists of 200,000 shares of common stock, par value $10.00 per share, of which 200,000 shares were outstanding at March 5, 2020. All of such issued and outstanding shares were fully paid and non-assessable.
    All of our issued and outstanding common stock is owned by Brighthouse Life Insurance Company, an indirect, wholly-owned subsidiary of Brighthouse Financial, Inc. There is no authorized preferred stock.
Dividends
    The holders of our common stock are entitled to receive dividends as and when declared by our board of directors. Dividends may be paid in cash, property, or bonds or shares of our common stock, except as limited by applicable law. There is no requirement or assurance that BHNY will declare and pay any dividends.
Voting Rights
    The holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote, including the election of directors, and there are no cumulative voting rights.
Liquidation and Dissolution
    In the event of BHNY’s liquidation, dissolution or winding-up, the holders of common stock are entitled to share equally and ratably in BHNY’s assets, if any, remaining after the payment of all of BHNY’s liabilities.